Exhibit 99.1

SUPERCONDUCTOR TECHNOLOGIES ANNOUNCES UPDATED DATES RELATED TO

PREVIOUSLY ANNOUNCED CLEARDAY MERGER

New Record Date for Stockholders Meeting Now July 13, and Proxy Vote Deadline

Moved to August 10; Changes Will Accommodate High Volume of New STI

Shareholders Since Original June 4 Record Date

AUSTIN, Texas, July 14, 2021 — Superconductor Technologies Inc. (STI) (OTCMKTS: SCON), a leader in superconducting innovation, announced updated record and meeting dates related to its previously announced definitive merger agreement with Allied Integral United, Inc. (“Clearday”). To permit the stockholders that purchased STI stock after the original stockholder record date of June 4, 2021, to vote at this important meeting, the date of the special meeting of STI stockholders to vote upon the merger (the “New Proxy Vote”) has been moved to August 10, 2021, and the record date for determining the stockholders entitled to notice of, and to vote at the Special Meeting or any adjournment or postponement thereof (the “New Record Date”) has been moved to July 13, 2021.

STI also clarified the aggregate effect of the previously disclosed Reverse Stock Split Proposal offset by the issuance of “true-up shares” to the stockholders of Superconductor as of the closing of the merger. Upon the closing of the merger, each STI stockholder (other than dissenting shares) will hold, immediately after the merger, not less than approximately 46% of the number of common stock shares that stockholder owned immediately before the merger. For example, if a STI stockholder currently has 500 shares as of the closing of the merger, that stockholder will own no less than 232 shares immediately after the merger is closed. In the aggregate, the stockholders of STI will own approximately 3.6% of the total shares of the combined company, on a fully diluted basis as determined by the merger agreement, as of immediately after the merger is closed.

After the initial June 4 record date, trading volume of STI stock increased. To enable a proxy vote that more accurately reflects desires of the overall stockholder base, including the stockholders that acquired STI stock after June 4, Superconductor’s Board of Directors determined that it was appropriate to change the dates for the New Proxy Vote and the New Record Date.

STI stockholders who have already cast their ballot regarding the merger will be required to recast their ballot by the date of the New Proxy Vote.

“We are pleased to see the influx of new Superconductor stockholders over the past several weeks and want to accurately account for the will of our overall stockholder base,” said Jeff Quiram, STI’s President and Chief Executive Officer. “We believe that these changes to the schedule accomplish that goal, and we look forward to proceeding with the Clearday merger in alignment with the updated process.”

Upon closing of the merger, Superconductor will be led by new management and new members of the board of directors that are designated by Clearday.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc. is a global leader in superconducting innovation. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.’s common stock is listed on the OTC QB market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Important Additional Information Has Been Filed with the SEC

In connection with the proposed transaction between STI and Clearday, the parties have filed relevant materials with the SEC, including a STI registration statement on Form S-4 that contains a combined proxy statement/prospectus/consent solicitation statement. INVESTORS AND STOCKHOLDERS OF STI AND CLEARDAY ARE URGED TO READ THESE MATERIALS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CLEARDAY, THE PROPOSED MERGER AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus/information statement and other documents filed by STI with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus/information statement and other documents filed by STI with the SEC by written request to: Superconductor Technologies Inc. 9101 Wall Street, Suite 1300, Austin, TX 78754, Attention: Corporate Secretary. Investors and stockholders are urged to read the proxy statement/prospectus/consent solicitation statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction. The information in the websites of STI and Clearday is not incorporated into this press release and will not be incorporated into such SEC filed documents.

No Offer or Solicitation

This communication is not intended to be and shall not constitute an offer to sell, the solicitation of an offer to sell or an offer to buy or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

STI and its directors and executive officers, and Clearday, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of STI in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the proxy statement/prospectus/information statement referred to above. Additional information about STI’s directors and executive officers is included in STI’s definitive proxy statement, filed with the SEC on August 10, 2020. These documents are available free of charge at the SEC website (www.sec.gov) and from the Corporate Secretary of STI at the address above.

Forward-Looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These statements include, but are not limited to, statements regarding the proposed merger and other contemplated transactions (including statements relating to satisfaction of the conditions to and consummation of the proposed merger, the expected ownership of the combined company and opportunities relating to or resulting from the merger), and statements regarding the nature, potential approval and commercial success of Clearday and its product line, the effects of having shares of capital stock traded on the OTC Market, Clearday’s and the post-merger combined company’s financial resources and cash expenditures. Forward-looking statements are usually identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “ideal,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. These factors, risks and uncertainties include, but are not limited to: risks relating to the completion of the merger, including the need for stockholder approval and the satisfaction of closing conditions; risks related to STI’s ability to correctly estimate and manage its operating expenses and its expenses associated with the proposed merger pending closing; the cash balances of the combined company following the closing of the merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; the success and timing of regulatory submissions; regulatory requirements or developments; changes in capital resource requirements; and other factors discussed in the “Risk Factors” section of STI’s most recent annual report, subsequent quarterly reports and in other filings STI makes with the SEC from time to time. Risks and uncertainties related to Clearday that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Clearday’s plans to develop and commercialize its future daily care centers and other non-residential daily care services; Clearday’s commercialization, marketing and implementation capabilities and strategy; developments and projections relating to Clearday’s competitors and its industry; the impact of government laws and regulations; and Clearday’s estimates regarding future revenue, expenses and capital requirements. In addition, the forward-looking statements included in this press release represent STI and Clearday’s views as of the date hereof. STI and Clearday anticipate that subsequent events and developments will cause their respective views to change.

However, while STI and Clearday may elect to update these forward-looking statements at some point in the future, STI and Clearday specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing STI’s or Clearday’s views as of any date subsequent to the date hereof.

Investor Contact:

Moriah Shilton, or Kirsten Chapman, LHA Investor Relations

invest@suptech.com | 1.415.433.3777